Exhibit 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2005		2004		2005		2004
			(in thousands, except ratios)
Fixed Charges:
Gross interest expense	$5,898		$4,162		$16,943		$12,771
Interest portion of rent expense	48		39		144		119

	5,946		4,201		17,087		12,890

Earnings:
Income before taxes	12,793		67,982		137,077		203,774
Plus: fixed charges	5,946		4,201		17,087		12,890
Less: capitalized interest	2,357		2,162		6,772		6,178

	$16,382		$70,021		$147,392		$210,486

Ratio of Earnings to Fixed Charges	2.8	x	16.7	x	8.6	x	16.3	x

	For the Years Ended December 31,
	2004		2003		2002		2001		2000
			(in thousands, except ratios)
Fixed Charges:
Gross interest expense	$17,813		$15,642		$15,373		$15,034		$25,100
Interest portion of rent expense	157		129		122		46		40

	17,970		15,771		15,495		15,080		25,140

Earnings:
Income before taxes	259,416		205,999		109,586		189,404		127,743
Plus: fixed charges	17,970		15,771		15,495		15,080		25,140
Less: capitalized interest	8,358		7,300		7,975		12,042		13,739

	$269,028		$214,470		$117,106		$192,442		$139,144

Ratio of Earnings to Fixed Charges	15.0	x	13.6	x	7.6	x	12.8	x	5.5	x